Exhibit 99.1

The TJX Companies, Inc. Reports Q2 FY20 Results; EPS of $0.62 at High End of Guidance

  Consolidated comp store sales increased 2%, over last year’s 6% increase
  Customer traffic was the primary driver of the consolidated comp store sales increase and was up at all four major divisions
  Net sales increased 5% to $9.8 billion
  Diluted EPS of $.62 at high end of Company’s guidance
  Company maintains full year Fiscal 2020 outlook for comp store sales and earnings per share
  Returned $579 million to shareholders in the second quarter through share repurchases and dividends

FRAMINGHAM, Mass.--(BUSINESS WIRE)--August 20, 2019--The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and earnings results for the second quarter ended August 3, 2019. Net sales for the second quarter of Fiscal 2020 increased 5% to $9.8 billion. Consolidated comparable store sales increased 2%, over last year’s 6% increase. Net income for the second quarter was $759 million, and diluted earnings per share were $.62, up 7% versus the prior year’s $.58.

For the first half of Fiscal 2020, net sales were $19.1 billion, a 6% increase over the same period last year. Consolidated comparable store sales for the first half of Fiscal 2020 increased 4%. Net income for the first half of Fiscal 2020 was $1.5 billion, and diluted earnings per share were $1.19, versus the prior year’s $1.15.

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “For the second quarter, earnings per share were $.62, at the high end of our expectations, and our consolidated comparable store sales increased 2% versus last year’s 6% growth, which was in line with our guidance. We were very pleased that customer traffic drove our consolidated comp and was up at each of our four major divisions. This quarter marks the 20th straight quarter of customer traffic increases at TJX and Marmaxx. This speaks to the consistency and fundamental strength of our treasure-hunt shopping experience through many types of retail and economic environments. The third quarter is off to a solid start. We feel great about the terrific availability we are seeing in the marketplace for branded, quality merchandise and our ability to capitalize on the opportunities. We are excited about our many initiatives underway to keep driving sales and customer traffic throughout the fall and holiday selling season, and have great confidence in our potential to keep gaining market share around the world!”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the second quarter, were as follows:

	Second Quarter		Second Quarter
	Comparable Store Sales[1,2]		Net Sales ($ in millions)[3,4]
	FY2020	FY2019	FY2020	FY2019

Marmaxx (U.S.)[5,6]	+2%	+7%	$6,107	$5,848
HomeGoods (U.S.)[7]	0%	+3%	$1,425	$1,327
TJX Canada	+1%	+6%	$967	$938
TJX International (Europe & Australia)	+6%	+4%	$1,283	$1,218

TJX	+2%	+6%	$9,782	$9,331

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Comparable store sales exclude e-commerce sites (tjmaxx.com, sierra.com, and tkmaxx.com) and include Sierra stores. 3Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. See below. 4Figures may not foot due to rounding. 5Combination of TJ Maxx and Marshalls. 6Net sales include Sierra’s e-commerce and store sales. 7Includes Homesense stores in the U.S.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a one percentage point negative impact on consolidated net sales growth in the second quarter of Fiscal 2020 versus the prior year. The overall net impact of foreign currency exchange rates had a neutral impact on second quarter Fiscal 2020 earnings per share, compared with a neutral impact last year.

The movement in foreign currency exchange rates had a one percentage point negative impact on consolidated net sales growth in the first half of Fiscal 2020 versus the prior year. The overall net impact of foreign currency exchange rates had a neutral impact on the first half of Fiscal 2020 earnings per share, compared with a $.01 positive impact last year.

A table detailing the impact of foreign currency on TJX’s pretax earnings and margins, as well as those of its international businesses, can be found in the Investors section of tjx.com.

The foreign currency exchange rate impact to earnings per share does not include the impact currency exchange rates have on various transactions, which the Company refers to as “transactional foreign exchange.”

Margins

For the second quarter of Fiscal 2020, the Company’s consolidated pretax profit margin was 10.4%, a 0.2 percentage point decrease versus 10.6% in the prior year.

Gross profit margin for the second quarter of Fiscal 2020 was 28.2%, a 0.7 percentage point decrease versus the prior year, in line with the Company's guidance. This was primarily due to a decrease in merchandise margin and higher supply chain costs.

Selling, general and administrative (SG&A) costs as a percent of sales for the second quarter were 17.7%, a 0.5 percentage point decrease versus the prior year. This was primarily due to a favorable year-over-year comparison from IT restructuring costs last year and a benefit from insurance claim settlements received this year.

Inventory

Total inventories as of August 3, 2019, were $5.1 billion, compared with $4.5 billion at the end of the second quarter last year. Consolidated inventories on a per-store basis as of August 3, 2019, including the distribution centers, but excluding inventory in transit, the Company’s e-commerce sites, and Sierra stores, were up 6% on a reported basis (up 7% on a constant currency basis). Entering the third quarter, the Company is well positioned to take advantage of the plentiful buying opportunities it sees in the marketplace for branded, fashionable merchandise.

Shareholder Distributions

During the second quarter, the Company returned a total of $579 million to shareholders. The Company repurchased a total of $300 million of TJX stock, retiring 5.6 million shares, and paid $279 million in shareholder dividends. For the first half of Fiscal 2020, the Company repurchased a total of $650 million of TJX stock, retiring 12.3 million shares, and paid $517 million in shareholder dividends. The Company expects to repurchase approximately $1.75 billion of TJX stock in Fiscal 2020. The Company may adjust this amount up or down depending on various factors.

Third Quarter and Full-Year Fiscal 2020 Outlook

For the third quarter of Fiscal 2020, the Company expects diluted earnings per share to be in the range of $.63 to $.65 versus the prior year’s EPS of $.61, and the prior year’s adjusted EPS of $.63 which excluded a $.02 negative impact from a pension settlement charge. This EPS outlook is based upon estimated comparable store sales growth of 1% to 2% on a consolidated basis versus a 7% increase in the prior year. The Company is also estimating comparable store sales growth of 1% to 2% at Marmaxx versus a 9% increase last year.

For the 52-week fiscal year ending February 1, 2020, the Company continues to expect diluted earnings per share to be in the range of $2.56 to $2.61. This would represent a 5% to 7% increase over the prior year’s $2.43, which included a $.02 negative impact from a pension settlement charge. The Company expects diluted earnings per share to increase 4% to 7% over the prior year’s adjusted $2.45, which excluded the pension settlement charge. This EPS outlook is based upon estimated comparable store sales growth of 2% to 3% on a consolidated basis and at Marmaxx.

The Company’s earnings guidance for the third quarter and full-year Fiscal 2020 assumes that currency exchange rates will remain unchanged from the levels at the beginning of the third quarter.

Stores by Concept

During the second quarter ended August 3, 2019, the Company increased its store count by 31 stores to a total of 4,412 stores. The Company increased square footage by 4% over the same period last year.

	Store Locations[1]		Gross Square Feet[2]
	Second Quarter		Second Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
TJ Maxx	1,257	1,260	34.6	34.7
Marshalls	1,102	1,107	31.8	31.9
HomeGoods	770	783	18.0	18.3
Sierra	39	39	0.9	0.9
Homesense	22	23	0.6	0.6
In Canada:
Winners	273	274	7.5	7.5
HomeSense	132	132	3.0	3.0
Marshalls	91	91	2.4	2.4
In Europe:
TK Maxx	575	580	16.4	16.5
Homesense	72	72	1.4	1.4
In Australia:
TK Maxx	48	51	1.0	1.1

TJX	4,381	4,412	117.6	118.4

1Store counts above include both banners within a combo or a superstore.
2Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of August 3, 2019, the end of the Company’s second quarter, the Company operated a total of 4,412 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and three e-commerce sites. These include 1,260 TJ Maxx, 1,107 Marshalls, 783 HomeGoods, 39 Sierra, and 23 Homesense stores, as well as tjmaxx.com and sierra.com in the United States; 274 Winners, 132 HomeSense, and 91 Marshalls stores in Canada; 580 TK Maxx and 72 Homesense stores, as well as tkmaxx.com, in Europe; and 51 TK Maxx stores in Australia. TJX’s press releases and financial information are available at tjx.com.

Fiscal 2020 Second Quarter Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s second quarter Fiscal 2020 results, operations and business trends. A real-time webcast of the call will be available to the public at tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, August 27, 2019, or at tjx.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of tjx.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; various marketing efforts; competition; personnel recruitment, training and retention; labor costs and workforce challenges; data security and maintenance and development of information technology systems; economic conditions and consumer spending; corporate and retail banner reputation; quality, safety and other issues with our merchandise; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; serious disruptions or catastrophic events and adverse or unseasonable weather; expanding international operations; merchandise sourcing and transport; commodity availability and pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; outcomes of litigation, legal proceedings and other legal or regulatory matters; tax matters; disproportionate impact of disruptions in the second half of the fiscal year; real estate activities; inventory or asset loss; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018

Net sales	$9,781,596	$9,331,115	$19,059,181	$18,019,835

Cost of sales, including buying and occupancy costs	7,026,057	6,635,815	13,663,942	12,814,054
Selling, general and administrative expenses	1,731,335	1,699,714	3,433,736	3,250,489
Interest expense, net	2,897	3,029	3,714	7,177

Income before provision for income taxes	1,021,307	992,557	1,957,789	1,948,115
Provision for income taxes	262,345	252,931	498,649	492,108

Net income	$758,962	$739,626	$1,459,140	$1,456,007

Diluted earnings per share	$0.62	$0.58	$1.19	$1.15

Cash dividends declared per share	$0.230	$0.195	$0.460	$0.390

Weighted average common shares – diluted	1,228,986	1,265,920	1,231,211	1,267,367

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	August 3, 2019	August 4, 2018

ASSETS
Current assets:
Cash and cash equivalents	$2,186.4	$2,872.7
Accounts receivable and other current assets	995.2	1,068.8
Merchandise inventories	5,087.0	4,498.5

Total current assets	8,268.6	8,440.0

Net property at cost	5,041.9	5,100.5

Operating lease right of use assets	8,944.3	—
Goodwill	95.9	98.1
Other assets	504.3	472.8

TOTAL ASSETS	$22,855.0	$14,111.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,607.7	$2,683.3
Accrued expenses and other current liabilities	2,639.3	2,454.5
Current portion of operating lease liabilities	1,353.7	—

Total current liabilities	6,600.7	5,137.8

Other long-term liabilities	776.7	1,289.3
Non-current deferred income taxes, net	197.0	225.1
Long-term operating lease liabilities	7,742.9	—
Long-term debt	2,235.1	2,232.1

Shareholders’ equity	5,302.6	5,227.1

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$22,855.0	$14,111.4

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	Twenty-Six Weeks Ended
	August 3, 2019	August 4, 2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,459.1	$1,456.0
Depreciation and amortization	427.8	396.3
Deferred income tax provision	37.9	(18.2)
Share-based compensation	55.4	49.9
(Increase) decrease in accounts receivable and other assets	(276.0)	40.6
(Increase) in merchandise inventories	(560.4)	(385.6)
(Decrease) increase in accounts payable	(6.8)	237.7
(Decrease) in accrued expenses and other liabilities	(230.3)	(180.5)
Other	(7.5)	(35.5)
Net cash provided by operating activities	899.2	1,560.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(578.0)	(573.9)
Purchases of investments	(19.0)	(152.9)
Sales and maturities of investments	9.4	629.1
Other	7.4	26.6
Net cash (used in) investing activities	(580.2)	(71.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(699.8)	(990.0)
Proceeds from issuance of common stock	102.5	163.5
Cash dividends paid	(517.4)	(440.9)
Other	(23.3)	(18.2)
Net cash (used in) financing activities	(1,138.0)	(1,285.6)

Effect of exchange rate changes on cash	(24.8)	(89.8)

Net (decrease) increase in cash and cash equivalents	(843.8)	114.2
Cash and cash equivalents at beginning of year	3,030.2	2,758.5

Cash and cash equivalents at end of period	$2,186.4	$2,872.7

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Net sales:
In the United States:
Marmaxx	$6,106,697	$5,847,721	$11,908,457	$11,228,639
HomeGoods	1,424,836	1,327,346	2,821,701	2,596,677
TJX Canada	967,460	937,736	1,815,195	1,791,572
TJX International	1,282,603	1,218,312	2,513,828	2,402,947
Total net sales	$9,781,596	$9,331,115	$19,059,181	$18,019,835

Segment profit:
In the United States:
Marmaxx	$855,199	$830,315	$1,651,192	$1,580,771
HomeGoods	128,942	142,090	265,727	289,450
TJX Canada	118,217	138,735	215,249	263,919
TJX International	50,459	48,691	78,946	89,517
Total segment profit	1,152,817	1,159,831	2,211,114	2,223,657

General corporate expense	128,613	164,245	249,611	268,365
Interest expense, net	2,897	3,029	3,714	7,177
Income before provision for income taxes	$1,021,307	$992,557	$1,957,789	$1,948,115

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the second quarter ended August 3, 2019, TJX repurchased and retired 5.6 million shares of its common stock at a cost of $300 million on a "trade date" basis. During the six months ended August 3, 2019, TJX repurchased and retired 12.3 million shares of its common stock at a cost of $650 million, on a "trade basis". In February 2019, the Company announced that the Board of Directors had approved a new stock repurchase program that authorizes the repurchase of up to an additional $1.5 billion of TJX common stock from time to time. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  TJX adopted ASU No. 2016-02, Leases (Topic 842) as of February 3, 2019 under the modified retrospective approach and, therefore, we have not revised the consolidated balance sheets for comparative periods.
  In fiscal 2019, we completed a two-for-one stock split of the Company’s common stock in the form of a stock dividend. As a result, all historical per share amounts and references to common stock activity, as well as basic and diluted share amounts utilized in the calculation of earnings per share have been adjusted to reflect this stock split.

Contacts

The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323